                                 EMPLOYMENT AGREEMENT


          AGREEMENT, dated as of November 30, 1998, by and between FLEMING COMPANIES, INC., an Oklahoma corporation (the "Company") and MARK S. HANSEN ("Executive").

          IN CONSIDERATION of the premises and the mutual covenants set forth below, the parties hereby agree as follows:

          1. EMPLOYMENT. The Company hereby agrees to employ Executive as the Chairman and Chief Executive Officer of the Company, and Executive hereby accepts such employment, on the terms and conditions hereinafter set forth.

          2. TERM. The period of employment of Executive by the Company hereunder (the "Employment Period") shall commence on November 30, 1998 (the "Commencement Date") and shall continue through November 29, 2003. The Employment Period may be sooner terminated in accordance with Section 6 of this Agreement.

          3. POSITION AND DUTIES. During the Employment Period, Executive shall report directly to the board of directors of the Company (the "Board"). Executive shall have those powers and duties normally associated with the positions of Chairman and Chief Executive Officer. Executive shall devote substantially all of his working time, attention and energies (other than absences due to illness or vacation) to the performance of his duties for the Company. Notwithstanding the above, Executive shall be permitted, to the extent such activities do not interfere with the performance by Executive of his duties and responsibilities hereunder or violate Sections 10(a), (b) or (c) of this Agreement, to (i) manage Executive's personal, financial and legal affairs, (ii) serve on civic or charitable boards or committees and (iii) serve on the board of directors or other similar governing body of Apple Bee's International, Swander Pace Capital, Independent Grocers Alliance and Food Distributors International and, subject to the Board's approval (which approval shall not be unreasonably withheld), serve on the board of directors or other similar governing body of any other corporation or other business entity or trade organization.

          4. PLACE OF PERFORMANCE. The principal place of employment of Executive shall be at the Company's principal executive offices in Oklahoma City, Oklahoma.

          5.    COMPENSATION AND RELATED MATTERS.

                (a) BASE SALARY. During the Employment Period the Company shall pay Executive a base salary at the rate of not less than $750,000 per year ("Base Salary"). Executive's Base Salary shall be paid in approximately equal installments in accordance with the Company's customary payroll practices. Executive's Base Salary shall be subject to increase, but not decrease, pursuant to annual review by the Compensation and Organization Committee of the Board (the "Compensation Committee"). Such increased Base Salary shall then constitute the Base Salary for all purposes of this Agreement.

                (b) COMPANY STOCK OPTION. The Company has granted to
Executive, on the Commencement Date, (i) a stock option to purchase 425,750 shares of the common stock of the Company, par value $2.50 per share (the "Company Stock"), at an exercise price of $9.7188 per share, pursuant to the Company's 1990 Stock Option Plan, (ii) a stock option to purchase 100,000 shares of Company Stock at an exercise price of $10.0625 per share, pursuant to the Company's 1996 Stock Incentive Plan, and (iii) a stock option to purchase 274,250 shares of Company Stock at an exercise price of $9.7188 per share, pursuant to the Company's Stock Incentive Plan (the "New Plan"), subject to the receipt of approval of the New Plan by the shareholders of the Company (collectively, the "Company Options"). The Company shall, at the next annual meeting of the shareholders of the Company following the Commencement Date, submit the New Plan, together with the Company's recommendation that its shareholders approve the New Plan, to its shareholders for their approval and shall use its reasonable efforts to obtain such shareholder approval. Each of the Company Options has a scheduled 10-year term and, subject to the terms of the applicable stock option agreements between the Company and Executive, shall vest and become exercisable (i) with respect to 25% of the shares of Company Stock subject to such Company Options on each of the first four anniversaries of the Commencement Date and (ii) upon the occurrence of a Change of Control (as such term is defined in that certain Change of Control Employment Agreement, dated as of the date of this Agreement, between the Company and Executive) with respect to 100% of the Company Stock subject to Company Options.

                (c) ANNUAL BONUS. Commencing in fiscal 1999, Executive shall have a target annual bonus of 75% of Base Salary and a maximum annual bonus of 150% of Base Salary, based upon meeting performance goals established by the Compensation Committee. The performance goals and corresponding bonus amounts during the Employment Period shall be established by the Compensation Committee after detailed consultation with Executive.

                (d) EXPENSES.  The Company shall promptly reimburse
Executive for all reasonable business expenses upon the presentation of reasonably itemized statements of such expenses in accordance with the Company's policies and procedures now in force or as such policies and procedures may be modified with respect to all senior executive officers of the Company. In addition, the Company shall reimburse Executive for all legal fees and expenses reasonably incurred by Executive in connection with the negotiation and review of this Agreement and the agreements contemplated hereby, in an amount not to exceed $6,000.

                (e) VACATION. Executive shall be entitled to the number of weeks of vacation per year provided to the Company's senior executive officers.

                (f) RESTRICTED STOCK GRANT. The Company has granted to Executive, on the Commencement Date, thirty-two thousand (32,000) shares of restricted Company Stock (the "Restricted Stock") pursuant to the Company's 1990 Stock Incentive Plan. In connection with the grant of the Restricted Stock, Executive shall make an election prior to December 30, 1998 to include in gross income the value of the Restricted Stock on the date of grant pursuant to
Section 83(b) of the Internal Revenue Code of 1986, as amended (the "Code"). Upon notification from


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Executive that he has made such election, the Company shall pay to Executive an additional payment in an amount necessary to cause the net amount of such payment that is retained by Executive after the calculation and deduction of any and all federal, state and local income taxes and employment taxes on such payment to be equal to Executive's income taxes attributable to the Restricted Stock and Executive's election under Section 83(b) of the Code in connection with the Restricted Stock.

                (g) WELFARE, PENSION AND INCENTIVE BENEFIT PLANS. During the Employment Period, Executive (and his spouse and dependents to the extent provided therein) shall be entitled to participate in and be covered under all the welfare benefit plans or programs maintained by the Company from time to time for the benefit of its senior executives including, without limitation, all medical, life, hospitalization, dental, disability, accidental death and dismemberment and travel accident insurance plans and programs. In addition, during the Employment Period, Executive shall be eligible to participate in all pension, retirement, savings and other employee benefit plans and programs maintained from time to time by the Company for the benefit of its senior executives or any annual incentive or long-term performance plans.

                (h) OFFICES. Executive shall serve, without additional compensation, as a director or trustee of the Company or any of its wholly-owned subsidiaries, (and as a member of any committees of the board of directors of any such entities), and in one or more executive positions of any of such subsidiaries, provided that Executive is indemnified for serving in any and all such capacities on a basis no less favorable than is then provided to any other director of such entity.

                (i) RELOCATION. The Company shall purchase the Executive's current house in, at the Executive's election, Bentonville or Chicago at a purchase price equal to the greater of its appraised value (as set forth in an appraisal performed by an appraiser selected by Executive and approved by the Company) or Executive's invested cost in such house. In addition, the Executive shall be provided with the Company's standard relocation program for senior executive officers in order to relocate to Oklahoma City, including travel costs, temporary housing, moving costs of automobiles and household belongings, storage costs for up to one year, and any other expenses necessary to efficiently effect Executive's relocation.

                (j) INDEMNIFICATION AND INSURANCE. Executive shall be indemnified and held harmless by the Company during the term of this Agreement and following any termination of this Agreement for any reason whatsoever in the same manner as would any other key management associate of the Company with respect to acts or omissions occurring prior to the termination of employment of the Executive under this Agreement. In addition, during the Employment Period and for a period of five years following the termination of employment of the Executive under this Agreement for any reason whatsoever, the Executive shall be covered by a Company-held directors and officers liability insurance policy covering acts or omissions occurring prior to the termination of employment of the Executive under this Agreement.


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

          6. TERMINATION. Executive's employment hereunder may be terminated during the Employment Period under the following circumstances:

                (a) DEATH. Executive's employment hereunder shall terminate upon his death.

                (b) DISABILITY. If, as a result of Executive's incapacity due to physical or mental illness, Executive shall have been substantially unable to perform his duties hereunder for an entire period of six (6) consecutive months, and within thirty (30) days after written Notice of Termination is given after such six (6) month period, Executive shall not have returned to the substantial performance of his duties on a full-time basis, the Company shall have the right to terminate Executive's employment hereunder for "Disability", and such termination in and of itself shall not be, nor shall it be deemed to be, a breach of this Agreement.

                (c) CAUSE. The Company shall have the right to terminate Executive's employment for Cause, and such termination shall not be, nor shall it be deemed to be, a breach of this Agreement. For purposes of this Agreement, the Company shall have "Cause" to terminate Executive's employment upon:

                      (i) Executive's conviction of a felony by a federal or state court of competent jurisdiction; or

                      (ii) an act or acts of dishonesty taken by Executive and intended to result in substantial personal enrichment of Executive at the expense of the Company; or

                      (iii) Executive's "willful" failure to follow a direct, reasonable and lawful order from the Board, within the reasonable scope of Executive's duties, which failure is not cured within thirty (30) days.

For purposes of this Section 6(c), no act, or failure to act, by Executive shall be considered "willful" unless done, or omitted to be done, by Executive not in good faith and without a reasonable belief that the act or omission was in the best interests of the Company. Cause shall not exist under paragraphs (i), (ii) or (iii) above unless and until the Company has delivered to Executive a copy of a resolution duly adopted by not less than three-fourths (3/4ths) of the Board (excluding Executive) at a meeting of the Board called and held for such purpose (after reasonable notice to Executive and an opportunity for Executive, together with his counsel, to be heard before the Board), finding that in the good faith opinion of the Board, Executive was guilty of the conduct set forth in paragraphs (i),(ii) or (iii) and specifying the particulars thereof in detail.

                (d) GOOD REASON. Executive may terminate his employment for "Good Reason" by providing Notice of Termination (as defined in Section 7(a)) to the Company within one hundred and twenty (120) days after Executive has actual knowledge of the occurrence, without the


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written consent of Executive, of one of the events set forth below.  Executive's
Date of Termination for Good Reason shall be fifteen (15) days after Notice of Termination, unless the basis for Good Reason has been cured by the Company prior to such date:

                      (i) the assignment to Executive of duties materially and adversely inconsistent with Executive's status as Chairman and Chief Executive Officer of the Company or a material and adverse alteration in the nature of Executive's duties and/or responsibilities, reporting obligations, titles or authority;

                      (ii)    a reduction by the Company in Executive's Base
                Salary;

                      (iii) the relocation of the Company's principal executive offices or Executive's own office location to a location more than twenty-five (25) miles from Oklahoma City or the relocation of Executive's office location to a place other than the Company's principal executive offices (unless such relocation is pursuant to Executive's recommendation or an action by the Board concurred in by Executive, as evidenced by his vote);

                      (iv) the Company's failure to provide any material employee benefits due to be provided to Executive (other than any such failure which affects all senior executive officers); or

                      (v) the failure of any successor to the Company to assume this Agreement pursuant to Section 12(a).

Executive's right to terminate his employment hereunder for Good Reason shall not be affected by his incapacity due to physical or mental illness. Executive's continued employment during the one hundred and twenty (120) day period referred to above in this paragraph (d) shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.

                (e) WITHOUT CAUSE. The Company shall have the right to terminate Executive's employment hereunder without Cause by providing Executive with a Notice of Termination, and such termination shall not in and of itself be, nor shall it be deemed to be, a breach of this Agreement.

          7.    TERMINATION PROCEDURE.

                (a) NOTICE OF TERMINATION. Any termination of Executive's employment by the Company or by Executive during the Employment Period (other than termination pursuant to Section 6(a)) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 13. For purposes of this Agreement, a "Notice of Termination" shall


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

mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated.

                (b)    DATE OF TERMINATION.  "Date of Termination" shall mean
(i) if Executive's employment is terminated by his death, the date of his death,
(ii) if Executive's employment is terminated pursuant to Section 6(b), thirty
(30) days after Notice of Termination (provided that Executive shall not have returned to the substantial performance of his duties on a full-time basis during such thirty (30) day period), (iii) if Executive's employment is terminated pursuant to Section 6(d), the date provided in such Section, and (iv) if Executive's employment is terminated for any other reason, the date on which a Notice of Termination is given or any later date (within thirty (30) days after the giving of such notice) set forth in such Notice of Termination.

          8. COMPENSATION UPON TERMINATION OR DURING DISABILITY. In the event Executive is disabled or his employment terminates during the Employment Period, the Company shall provide Executive with the payments and benefits set forth below. Executive acknowledges and agrees that the payments set forth in this Section 8, and the other agreements and plans referenced in this Agreement, constitute the sole and liquidated damages for termination of his employment during the Employment Period.

                (a) TERMINATION BY COMPANY WITHOUT CAUSE OR BY EXECUTIVE FOR GOOD REASON. If Executive's employment is terminated by the Company without Cause or by Executive for Good Reason:

                      (i) the Company shall pay to Executive (A) his Base Salary and accrued vacation pay through the Date of Termination, as soon as practicable following the Date of Termination, and (B) continued Base Salary (as provided for in Section 5(a)) for a period of twenty-four (24) months following the Date of Termination;

                      (ii) the Company shall maintain in full force and effect, for the continued benefit of Executive, his spouse and his dependents for a period of twenty-four (24) months following the Date of Termination the medical, hospitalization, dental, and life insurance programs in which Executive, his spouse and his dependents were participating immediately prior to the Date of Termination at the level in effect and upon substantially the same terms and conditions (including without limitation contributions required by Executive for such benefits) as existed immediately prior to the Date of Termination; provided, that if Executive, his spouse or his dependents cannot continue to participate in the Company programs providing such benefits, the Company shall arrange to provide Executive, his spouse and his dependents with the economic equivalent of such benefits which they otherwise would have been entitled to receive under such plans and programs ("Continued


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

                Benefits"); provided, that if Executive becomes reemployed with another employer and is eligible to receive medical or other welfare benefits under another employer-provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period;

                      (iii)   the Company shall reimburse Executive pursuant to
                Section 5(d) for reasonable expenses incurred, but not paid, prior to such termination of employment; and

                      (iv) Executive shall be entitled to any other rights, compensation and/or benefits as may be due to Executive following such termination to which he is otherwise entitled in accordance with the terms and provisions of any agreements, plans or programs of the Company.

                (b) CAUSE OR BY EXECUTIVE WITHOUT GOOD REASON. If Executive's employment is terminated by the Company for Cause or by Executive (other than for Good Reason):

                      (i) the Company shall pay Executive his Base Salary and his accrued vacation pay (to the extent required by law or the Company's vacation policy) through the Date of Termination, as soon as practicable following the Date of Termination;

                      (ii)    the Company shall reimburse Executive pursuant to
                Section 5(d) for reasonable expenses incurred, but not paid, prior to such termination of employment, unless such termination resulted from a misappropriation of Company funds; and

                      (iii) Executive shall be entitled to any other rights, compensation and/or benefits as may be due to Executive following such termination to which he is otherwise entitled in accordance with the terms and provisions of any agreements, plans or programs of the Company.

                (c) DISABILITY. During any period that Executive fails to perform his duties hereunder as a result of incapacity due to physical or mental illness ("Disability Period"), Executive shall continue to receive his full Base Salary set forth in Section 5(a) until his employment is terminated pursuant to
Section 6(b). In the event Executive's employment is terminated for Disability pursuant to Section 6(b):

                      (i) the Company shall pay to Executive (A) his Base Salary and accrued vacation pay through the Date of Termination, as soon as practicable following the Date of Termination, and (B) provide Executive with disability benefits pursuant to the terms of the Company's disability programs;

                      (ii)    the Company shall reimburse Executive pursuant to
                Section 5(d) for reasonable expenses incurred, but not paid, prior to such termination of employment; and

                      (iii) Executive shall be entitled to any other rights, compensation and/or benefits as may be due to Executive following such termination to which he is otherwise entitled in accordance with the terms and provisions of any agreements, plans or programs of the Company.

                (d) DEATH. If Executive's employment is terminated by his death:

                      (i) the Company shall pay in a lump sum to Executive's beneficiary, legal representatives or estate, as the case may be, Executive's Base Salary through the Date of Termination;

                      (ii) the Company shall reimburse Executive's beneficiary, legal representatives, or estate, as the case may be, pursuant to Section 5(d) for reasonable expenses incurred, but not paid, prior to such termination of employment; and

                      (iii) Executive's beneficiary, legal representatives or estate, as the case may be, shall be entitled to any other rights, compensation and benefits as may be due to any such persons or estate following such termination to which such persons or estate is otherwise entitled in accordance with the terms and provisions of any agreements, plans or programs of the Company.

          9. MITIGATION. Executive shall not be required to mitigate amounts payable under this Agreement by seeking other employment or otherwise, and there shall be no offset against amounts due Executive under this Agreement on account of subsequent employment except as specifically provided herein.

          10.   CONFIDENTIAL INFORMATION, OWNERSHIP OF DOCUMENTS;
NON-COMPETITION.

                (a) CONFIDENTIAL INFORMATION. Executive shall hold in a fiduciary capacity for the benefit of the Company all trade secrets and confidential information, knowledge or data relating to the Company and its businesses and investments and its Affiliates, which shall have been obtained by Executive during Executive's employment by the Company and which is not generally available public knowledge (other than by acts by Executive in violation of this Agreement). Except as may be required or appropriate in connection with his carrying out his duties under this Agree-


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

ment, Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or any legal process, or as is necessary in connection with any adversarial proceeding against the Company (in which case Executive shall use his reasonable best efforts in cooperating with the Company in obtaining a protective order against disclosure by a court of competent jurisdiction), communicate or divulge any such trade secrets, information, knowledge or data to anyone other than the Company and those designated by the Company or on behalf of the Company in the furtherance of its business or to perform duties hereunder.

                (b)    REMOVAL OF DOCUMENTS; RIGHTS TO PRODUCTS; OTHER
PROPERTY. All records, files, drawings, documents, models, equipment, and the like relating to the Company's business and its Affiliates, which Executive has control over shall not be removed from the Company's premises without its written consent, unless such removal is in the furtherance of the Company's business or is in connection with Executive's carrying out his duties under this Agreement and, if so removed, shall be returned to the Company promptly after termination of Executive's employment hereunder, or otherwise promptly after removal if such removal occurs following termination of employment. Executive shall assign to the Company all rights to trade secrets and other products relating to the Company's business developed by him alone or in conjunction with others at any time while employed by the Company. Executive shall also return to the Company all Company-provided vehicles in his possession or control.

                (c) PROTECTION OF BUSINESS. During the Employment Period and until the second anniversary of Executive's Date of Termination (other than if such termination is by the Company without Cause or by Executive for Good Reason), the Executive will not (i) directly or indirectly, alone, in association with or as a shareholder, principal, agent, partner, officer, director, employee or consultant of any other organization, engage in the business of the retail sale or wholesale distribution of food and related products (including, without limitation, health and beauty care and general merchandise products and all other products sold to the supermarket industry (the "Food Distribution Business")) within the Standard Metropolitan Statistical Areas ("SMSAs") in which the Company or any of its subsidiaries (the "Designated Entities") are conducting their business operations or actively soliciting business as of the Date of Termination; provided, however, this Section 10(c) shall not preclude Executive's employment or other relationship with any national retail chain engaged in the Food Distribution Business, regardless of location, such as Kroger, Albertson's, or Safeway; (ii) divert any customer of the Designated Entities to any entity which is engaged in the Food Distribution Business in the same SMSA in which the Designated Entities are conducting their business operations or actively soliciting business as of the Date of Termination; or (iii) solicit any officer, employee (other than secretarial staff) or consultant of any of the Designated Entities. Notwithstanding the preceding sentence, Executive shall not be prohibited from owning less than one percent (1%) of any publicly traded corporation (or from owning any greater percentage if such ownership is through a mutual fund or other diversified investment vehicle in which he has a passive and minority interest), whether or not such corporation is in the Food Distribution Business. If, at any time, the provisions of this Section 10(c) shall be determined to be invalid or unenforceable, by reason of being vague or unreasonable as to area, duration or scope of activity, this Section 10(c) shall be considered divisible and shall become and be immediately


                                         -9-
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amended to only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter; and Executive agrees that this Section 10(c) as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein. The parties agree that the duration and geographic area for which the covenant not to compete set forth in this Section 10(c) is to be effective are reasonable.

                (d) INJUNCTIVE RELIEF. In the event of a breach or threatened breach of this Section 10, Executive agrees that the Company shall be entitled to injunctive relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach, Executive acknowledging that damages would be inadequate and insufficient.

                (e) CONTINUING OPERATION. Except as specifically provided in this Section 10, the termination of Executive's employment or of this Agreement shall have no effect on the continuing operation of this Section 10.

          11. ARBITRATION; LEGAL FEES AND EXPENSES. The parties agree that Executive's employment and this Agreement relate to interstate commerce, and that any disputes, claims or controversies between Executive and the Company which may arise out of or relate to the Executive's employment relationship or this Agreement shall be settled by arbitration. This agreement to arbitrate shall survive the termination of this Agreement. Any arbitration shall be in accordance with the Rules of the American Arbitration Association and shall be undertaken pursuant to the Federal Arbitration Act. Arbitration will be held in Oklahoma City, Oklahoma unless the parties mutually agree on another location. The decision of the arbitrator(s) will be enforceable in any court of competent jurisdiction. The parties agree that punitive, liquidated or indirect damages shall not be awarded by the arbitrator(s). Nothing in this agreement to arbitrate, however, shall preclude the Company from obtaining injunctive relief from a court of competent jurisdiction prohibiting any on-going breaches by Executive of this Agreement including, without limitation, violations of Section
10. If any contest or dispute shall arise between the Company and Executive regarding any provision of this Agreement, the Company shall reimburse Executive for all legal fees and expenses reasonably incurred by Executive in connection with such contest or dispute, but only if Executive is successful in respect of one or more of Executive's material claims or defenses brought, raised or pursued in connection with such contest or dispute. Such reimbursement shall be made as soon as practicable following the resolution of such contest or dispute to the extent the Company receives reasonable written evidence of such fees and expenses.

          12.   SUCCESSORS BINDING AGREEMENT.

                (a) COMPANY'S SUCCESSORS. No rights or obligations of the Company under this Agreement may be assigned or transferred except that the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets (by merger, purchase or otherwise) which executes and delivers the agreement provided for in this Section 12 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

                (b) EXECUTIVE'S SUCCESSORS. No rights or obligations of Executive under this Agreement may be assigned or transferred by Executive other than his rights to payments or benefits hereunder, which may be transferred only by will or the laws of descent and distribution. Upon Executive's death, this Agreement and all rights of Executive hereunder shall inure to the benefit of and be enforceable by Executive's beneficiary or beneficiaries, personal or legal representatives, or estate, to the extent any such person succeeds to Executive's interests under this Agreement. Executive shall be entitled to select and change a beneficiary or beneficiaries to receive any benefit or compensation payable hereunder following Executive's death by giving the Company written notice thereof. In the event of Executive's death or a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary(ies), estate or other legal representative(s). If Executive should die following his Date of Termination while any amounts would still be payable to him hereunder if he had continued to live, all such amounts unless otherwise provided herein shall be paid in accordance with the terms of this Agreement to such person or persons so appointed in writing by Executive, or otherwise to his legal representatives or estate.

          13. NOTICE. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered either personally or by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

          If to Executive:

          Mark S. Hansen
          Suite F8-602
          8912 East Pinnacle Peak Road
          Scottsdale, Arizona  85255

          With a copy to:

          Latham & Watkins
          633 W. Fifth Street, Suite 4000
          Los Angeles, California  90071

          Attention:  James D. C. Barrall, Esq.


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

          If to the Company:

          Fleming Companies, Inc.
          6301 Waterford Boulevard
          Oklahoma City, Oklahoma  73126-0647

          Attention:  General Counsel

or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

          14. MISCELLANEOUS. No provisions of this Agreement may be amended, modified, or waived unless such amendment or modification is agreed to in writing signed by Executive and by a duly authorized officer of the Company, and such waiver is set forth in writing and signed by the party to be charged. No waiver by either party hereto at any time of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. The respective rights and obligations of the parties hereunder shall survive Executive's termination of employment and the termination of this Agreement to the extent necessary for the intended preservation of such rights and obligations. Executive is hereby required, prior to April 1, 1999, to take a physical examination (including a drug screen) and deliver to the Company a letter from the physician performing such physical examination to the effect that Executive passed the drug screen and that such examination revealed no physical condition that would prevent Executive from performing his duties to the Company under this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Oklahoma without regard to its conflicts of law principles.

          15. VALIDITY. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

          16. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

          17. ENTIRE AGREEMENT. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of such subject matter. Any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and cancelled.


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

          18. WITHHOLDING. All payments hereunder shall be subject to any required withholding of Federal, state and local taxes pursuant to any applicable law or regulation.

          19. SECTION HEADINGS. The section headings in this Agreement are for convenience of reference only, and they form no part of this Agreement and shall not affect its interpretation.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.


          FLEMING COMPANIES, INC.



                                   By /s/ David R. Almond
                                     -------------------------------------------
                                     David R. Almond, Senior Vice President,
                                     General Counsel and Secretary




                                      /s/ Mark S. Hansen
--------------------------------------------------------------------------------
                                    Mark S. Hansen






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